Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of:
Seanergy Maritime Corp.
We consent to the inclusion in the foregoing Registration Statement on Amendment No. 7 to Form F-1, file No. 333-144436, of our report dated February 20, 2007 (except for notes 2, 5, 7 and 8 as to which the date is August 8, 2007), relating to the financial statements of Seanergy Maritime Corp. as of December 31, 2006 and for the period from August 15, 2006 (inception) to December 31, 2006. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
September 19, 2007